SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of

the Securities Exchange Act of 1934

The J. M. Smucker Company

(Exact Name of Registrant as Specified in its Charter)

Ohio	34-0538550
(State of Incorporation or Organization)	(IRS Employer Identification Number)

One Strawberry Lane Orrville, Ohio	44667-0280
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Rights to Purchase Preferred Shares	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Each Class)

The J. M. Smucker Company, an Ohio corporation (the “Company”), hereby amends and supplements Item 1 of its Registration Statement on Form 8-A (File No. 001-05111) filed with the Securities and Exchange Commission on May 21, 2009 (the “Registration Statement”).

Item 1.	Description of Securities To Be Registered.

On February 3, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Blue Acquisition Group, Inc., a Delaware corporation (“BAG”) and the parent of Big Heart Pet Brands, SPF Holdings I, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub One”), SPF Holdings II, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub Two”), and for the limited purposes set forth in the Merger Agreement, Blue Holdings I, L.P., the controlling stockholder of BAG (“Blue Holdings”), pursuant to which the Company will acquire BAG on the terms and subject to the conditions set forth in the Merger Agreement.

Subject to the terms and conditions set forth in the Merger Agreement, the acquisition of BAG will be effected by way of two mergers (the “Mergers”) as a result of which the assets and liabilities of BAG will be held by a direct wholly owned subsidiary of the Company.

Concurrently with entering into the Merger Agreement, the Company entered into a Shareholders Agreement dated February 3, 2015 (the “Shareholders Agreement”) with Blue Holdings, Kohlberg Kravis Roberts & Co. L.P., Vestar Capital Partners, Centerview Capital Management LLC, AlpInvest Partners US Holdings, LLC, and certain of their affiliated investment funds. Other than with respect to certain specified provisions, the Shareholders Agreement becomes effective at the closing of the Mergers.

In connection with the Company’s entry into the Merger Agreement, the Company and Computershare Trust Company, N.A., as rights agent, entered into an amendment (the “First Amendment”) to the Rights Agreement, dated as of May 20, 2009 (the “Rights Agreement”). The terms of the First Amendment provide, among other things, that neither the approval, execution, delivery or performance of the Merger Agreement or the Shareholders Agreement by any of the parties thereto nor the announcement or consummation of the transactions contemplated thereby, in each case in accordance with, pursuant to and upon the terms and conditions of the Merger Agreement and the Shareholders Agreement, will in any respect give rise to any provision of the Rights Agreement becoming effective, and that none of Blue Holdings or any of its affiliates or associates (including any person who is an associate of Blue Holdings and any person with respect to which Blue Holdings is an associate) will be deemed to be an “Acquiring Person” for purposes of the Rights Agreement by virtue thereof, or by virtue of the acquisition of beneficial ownership of common shares of the Company pursuant to and as permitted by the Shareholders Agreement.

The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the First Amendment, which is attached hereto as Exhibit 4.2 and is incorporated herein by reference.

Item 2.	Exhibits.

4.2	Amendment No. 1, dated as of February 3, 2015, to the Rights Agreement, dated as of May 20, 2009, between The J. M. Smucker Company and Computershare Trust Company, N.A., as rights agent (filed as Exhibit 4.1 to the Form 8-K filed by the Company on February 3, 2015, and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: February 3, 2015

THE J. M. SMUCKER COMPANY

By:	/s/ Jeannette L. Knudsen
Name:	Jeannette L. Knudsen
Title:	Vice President, General Counsel, and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

4.2	Amendment No. 1, dated as of February 3, 2015, to the Rights Agreement, dated as of May 20, 2009, between The J. M. Smucker Company and Computershare Trust Company, N.A., as rights agent (filed as Exhibit 4.1 to the Form 8-K filed by the Company on February 3, 2015, and incorporated herein by reference).